SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8 - K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934.

Date of Report:        April 22, 2014

Omagine, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	0-17264	20-2876380
(State or other jurisdiction Of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

	350 Fifth Avenue, 48th Floor, New York, N.Y.	10118
	(Address of principal executive offices)	(Zip Code)

	Registrant's telephone number, including area code:	(212) 563-4141

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of Registrant under any of the following provisions:

[ ]	Written communication pursuant to Rule 425 under the Securities Act;
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act;
[ ]	Pre-commencement communication pursuant to rule 14d-2(b) under the Exchange Act;
[ ]	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act.

Item 1.01.  Entry into Material Definitive Agreement

The Standby Equity Distribution Agreements

As previously reported, Omagine, Inc. (the "Company") and an investment fund, YA Global Master SPV Ltd. (“YA”), entered into a Stand-By Equity Distribution Agreement on May 4, 2011 which expires on September 1, 2014, (the “2011 SEDA”).

On April 22, 2014, the Company and YA entered into another Standby Equity Distribution Agreement (the "2014 SEDA").  Unless earlier terminated in accordance with its terms, the 2014 SEDA shall terminate automatically on the earliest of (i) the first day of the month next following the 24-month anniversary of the “Effective Date” (as hereinafter defined), or (ii) the date on which YA shall have made payment of Advances pursuant to the 2014 SEDA in the aggregate amount of $5,000,000. In satisfaction of a $150,000 commitment fee due pursuant to the 2014 SEDA, the Company issued 85,822 restricted shares of its $0.001 par value common stock ("Common Stock") to YA Global II SPV, LLC which is an affiliate of YA.

Pursuant to the terms of the 2014 SEDA, the Company may in its sole discretion, and upon giving written notice to YA (an "Advance Notice"), periodically sell shares of its Common Stock to YA (“Shares”) at a per Share price (“Purchase Price”) equal to 95% of the lowest daily volume weighted average price (the “VWAP”) for a share of Common Stock as quoted by Bloomberg, L.P. during the five (5) consecutive Trading Days (as such term is defined in the 2014 SEDA) immediately subsequent to the date of the relevant Advance Notice (the “Pricing Period”).

The Company is not obligated to sell any Shares to YA but may, over the term of the 2014 SEDA and in its sole discretion, sell to YA that number of Shares valued at the Purchase Price from time to time in effect that equals up to five million dollars ($5,000,000) in the aggregate. YA is obligated under the 2014 SEDA to purchase such Shares from the Company subject to certain conditions including (i) Omagine, Inc. filing a registration statement with the United States Securities and Exchange Commission ("SEC") to register the resale by YA of the Shares sold to YA under the 2014 SEDA (“Registration Statement”), (ii) the SEC declaring such Registration Statement effective (the date of such declaration by the SEC being the “Effective Date”), (iii) periodic sales of Shares to YA must be separated by a time period of at least five Trading Days, and (iv) the dollar value of any individual periodic sale of Shares designated by Omagine, Inc. in any Advance Notice may not exceed the greater of (a) two hundred thousand dollars ($200,000), or (b) the average of the "Daily Value Traded" for each of the five (5) Trading Days immediately preceding the date of the relevant Advance Notice where Daily Value Traded is the product obtained by multiplying the number representing the daily trading volume of shares of the Common Stock for such Trading Day by the VWAP for a share of Common Stock on such Trading Day.

The Company presently intends to file the Registration Statement for the 2014 SEDA at such time as it deems reasonable to cause the Effective Date to occur before the September 1, 2014 expiration date of the 2011 SEDA.

The foregoing summary of the terms of the 2014 SEDA does not purport to be complete and is qualified in its entirety by reference to the full text of the 2014 SEDA, a copy of which is attached hereto as Exhibit 10.1.

The YA Loan Agreements

As previously reported, the Company and YA, the investment fund which is a party to both the 2011 SEDA and the 2014 SEDA with the Company, entered into a loan agreement dated July 26, 2013 (the “2013 YA Loan Agreement”).

On April 22, 2014, the Company and YA entered into another loan agreement (the “2014 YA Loan Agreement”).

Pursuant to the 2014 YA Loan Agreement, the Company borrowed five hundred thousand dollars ($500,000) from YA (the “2014 YA Loan”) for a term of one year at an annual interest rate of 10%. Pursuant to the 2014 YA Loan Agreement the Company agreed to pay off the $110,680.35 balance due as of April 23, 2014 under the 2013 YA Loan Agreement and to pay a $39,000 commitment fee with respect to the 2014 YA Loan. At the closing on April 23, 2014 of the 2014 YA Loan, the appropriate amounts representing the balance due under the 2013 YA Loan Agreement, the commitment fee for the 2014 YA Loan and the prepaid interest of $1,095.89 for the period April 23, 2014 through April 30, 2014, were deducted from the $500,000 principal balance of the 2014 YA Loan and paid to YA. The $349,223.76 proceeds of the 2014 YA Loan was received by the Company on April 24, 2014.

The foregoing summary of the terms of the 2014 YA Loan does not purport to be complete and is qualified in its entirety by reference to the full text of the YA Note Purchase Agreement, the YA Note and the YA Closing Statement attached hereto as Exhibits 10.2; 10.3; and 10.4 respectively.

Item 3.02 Unregistered Sales of Equity Securities

In connection with the 2014 SEDA, the Company paid a commitment fee of $150,000 which was satisfied by the issuance by the Company of eighty five thousand eight hundred twenty two (85,822) restricted shares of Common Stock to YA Global II SPV, LLC an affiliate of YA Global Master SPV Ltd.

Item 8.01 – Other Events

Management considers that the signing by our 60% owned subsidiary, Omagine LLC, with the Ministry of Tourism (“MOT”) of the Government of Oman of the Development Agreement for the Omagine Project in Oman (the “DA”) is presently the single most material event for the Company.

In its continuing effort to provide maximum visibility into the process currently underway with respect to the DA signing by Omagine LLC and MOT, the Company is providing the following information to its shareholders in order to keep them informed of the Company’s activities with respect to the DA signing process.

As previously reported:

On April 13, 2014 we (Omagine LLC) received a letter (the “MOT Letter “) from a newly appointed adviser to His Excellency Ahmed Al-Mahrizi, the Minister of Tourism informing us that (i) MOT had not yet received the New Krooki (the land deed) from the Ministry of Housing (“MOH”), and (ii) MOT remained ready to sign the DA and the Usufruct Agreement (“UA”) after receiving the New Krooki.

The MOT Letter also stated the newly appointed adviser’s belief that, the UA and the DA would be signed at different times and the MOT Letter mentioned other incorrect and/or vague references to already long ago agreed terms of both the DA and UA.

Subsequently:

On Wednesday, April 24, 2014, Mr. Frank Drohan and Mr. Sam Hamdan (respectively, the Managing Director, and the Deputy Managing Director, of Omagine LLC) and Mr. Sean Angle (Omagine LLC’s attorney) met with the Minister of Tourism, His Excellency Al-Mahrizi, and four senior MOT staff members (the “MOT Staff”). Also in attendance at this 2 hour long meeting was a representative of the Office of Royal Court Affairs, which is a 25% shareholder of Omagine LLC.

Several matters, including all matters in the MOT Letter referred to above, were discussed and His Excellency Al-Mahrizi definitively resolved and decided all outstanding matters raised in the MOT Letter and at the meeting --- and the Minister instructed the MOT Staff as follows:

1.	The DA and UA would be signed at the same time, and as soon as possible.

2.
The MOT Staff was instructed to pursue the issuance of the New Krooki with MOH – and if MOH delayed any further in issuing it, the Minister said he was willing to sign the DA without the New Krooki by referring to it in the DA and attaching it later when it is issued.

3.	The DA would be signed in its presently approved “English language version” and Omagine LLC would provide an Arabic language version to the MOT Staff after the DA signing.

4.
The “Land Price” of twenty-five Omani Rials (25 OMR) per square meter and the Usufruct rent of 300 Baisa (0.300 OMR) per square meter - as long ago agreed in the DA - would not be adjusted as was being suggested at the meeting by the MOT Staff (and which suggestions were stiffly rejected outright by Omagine LLC management).

The only item discussed at the meeting which remained unresolved when the meeting ended had to do with the Ministry of Legal Affairs (“MOLA”).  Over 3 years ago, in February 2011, MOLA sent a series of comments on the DA (the “MOLA Comments”) to MOT and MOT subsequently sent the MOLA Comments to us for our review and reply. In March 2011 we sent our reply to the MOLA Comments (the “Omagine Response”) to MOT.  In July 2011 the MOLA Comments and the Omagine Response were incorporated into the DA and the DA was then subsequently approved by MOT.

In our discussions with MOT during 2012, MOT stated that the Omagine Response was never received by them – and later stated that it was subsequently “lost” by MOT.  In July 2012 - and on a subsequent occasion in 2012 - we provided copies of the MOLA Response to MOT.

When the Minister asked the MOT Staff at the meeting to assure him that the MOLA Comments and the Omagine Response were incorporated into the DA, much discussion ensued, and – although Omagine LLC management assured the Minister that all such comments were incorporated into the DA – it became blindingly obvious to all at the meeting – including to the Minister - that the MOT Staff was unable to likewise so assure the Minister, because they had never read the relevant parts of the DA.

The Minister then said that all matters regarding the DA and UA were now resolved and agreed and he only needed his MOT Staff to assure him that the MOLA Comments and Omagine Response provisions were incorporated into the DA and then he was ready to sign it. The Minister requested us to meet with the MOT Staff – not to re-negotiate anything – but only to show them where such provisions were incorporated into the DA. We agreed to do so provided the meeting could be held the next day, April 25.  The Minister agreed.

One of the MOT Staff members then opined that if the MOT Comments were going to be reviewed with Omagine LLC, then the resulting review would once again have to be reviewed by MOLA. The Minister forcefully and immediately overruled this suggestion, stating that this was a very old issue and that:  “No, it did not need further review by MOLA, and I will sign the DA on my own authority.”

A follow-up meeting with the MOT Staff regarding the MOLA Comments was scheduled for the following day and the meeting ended on a very cordial note with the Minister assuring us that the DA would be signed as quickly as possible subsequent to the MOT Staff assuring him regarding the incorporation of the provisions of the MOLA Comments and Omagine Response.

On the next day, Thursday, April 25, 2014,  Mr. Frank Drohan, Mr. Sam Hamdan and Mr. Sean Angle met at the Ministry of Tourism with the MOT Staff. Also in attendance at this 4 hour long meeting was a staff lawyer for MOT.

The intense desire of the MOT Staff to rapidly resolve all matters surrounding the long-neglected MOLA Comments was palpable. The Minister had met with the MOT Staff again that morning before our meeting and we are reliably informed that the Minister expressed his strong desire to close this transaction and to sign the DA quickly. The MOT Staff’s conduct at this meeting strongly demonstrated that now that they had direct instructions from the Minister about what they were to do, they too were anxious to conclude all matters required to quickly get to a DA signing date.

Although the new attendee (the MOT staff lawyer who had never seen the DA or MOLA Comments until that morning) had many questions, which took up a good deal of time in explanations, he too was determined to follow the Minister’s instructions. The MOLA Comments and Omagine Response consists of two charts, one chart labeled “Major Issues” and one chart labeled ”Minor Issues”.  At this meeting all the items on the Major Issues chart were resolved and agreed.

Because, it was late in the day and was the weekend in Oman, the team leader for MOT and advisor to the Minister at the meeting, Mr. Hilal Al-Hinai, requested that we adjourn and meet again in a few days to resolve the remaining issues on the Minor Chart. We agreed as we expect the Minor Chart issues to be resolved more quickly. Mr. Al-Hinai, who will be in charge of the Omagine Project at MOT, promised to call us by Monday, April 28th to arrange this next follow-up (and probably conclusive) meeting.

On Monday, April 28, 2014, as promised, Mr. Hilal Al-Hinai called us to confirm that we will be having the follow-up meeting about the Minor Issues chart on Tuesday, April 29, 2014 at MOT.  We expect this meeting to clear up any and all remaining matters, but if it does not, we expect that we will have another meeting immediately thereafter until such is the case.

There has been no controversy of any consequence about the MOLA Comments and Omagine Response so far at any of these meetings and all such matters as they arose were quickly and efficiently reviewed, resolved and agreed. Management expects this to continue to be the case and we continue to expect that the DA signing date – while difficult to predict with precision - is imminent.

Management’s assessment is that the most important fact here is that the Minister of Tourism has decided  - and he has clearly communicated his decisions to the MOT Staff - and his staff at MOT must absolutely therefore now execute his orders. While there may still be some minor bureaucratic kerfuffle (for instance, we may object to signing the DA until the New Krooki is actually issued), we believe this long-lasting DA signing struggle is now ended.

Until a DA signing date is agreed however by MOT, no estimate, however well founded, for such a date is certain to occur. The date for the DA signing has not yet been confirmed and we therefore cannot yet definitively say when the Development Agreement for the Omagine Project will be signed. Management believes however that, despite bureaucratic obstacles, the process is now concluding.

Past experience indicates that caution should be exercised in making any assumptions until the DA is actually signed by the parties. In light of such past experience, we caution investors that we cannot give any assurance whatsoever that the DA will be signed by the parties until it is actually signed by them.

Forward Looking Statements

Certain statements made in this report on Form 8-K are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from the future results implied by such forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements – including management’s present expectation and belief that the Development Agreement and the Usufruct Agreement will be signed by Omagine LLC and the Government - are based on reasonable assumptions, the Company's actual results could differ materially from those set forth or implied in such forward-looking statements. Factors that could cause such differences include but are not limited to the uncertainty of success associated with Omagine LLC’s ongoing efforts (including the many delays as described in our previous SEC Reports) to sign the Development Agreement and the Usufruct Agreement with the Government of the Sultanate of Oman.

Item 9.01 Financial Statements and Exhibits

(a) Not applicable
(b) Not applicable
(c) Exhibit Numbers and Description:

Exhibit No.	Description

Exhibit 10.1	Standby Equity Distribution Agreement dated April 22, 2014 by and between Omagine, Inc. and YA Global Master SPV, Ltd.

Exhibit 10.2	Note Purchase Agreement dated April 22, 2014 by and between Omagine, Inc. and YA Global, Master SPV, Ltd.

Exhibit 10.3	Promissory Note in the principal amount of $500,000 dated April 22, 2014 and issued by Omagine, Inc. in favor of YA Global, Master SPV, Ltd.

Exhibit 10.4	Closing Statement dated April 23, 2014 signed by Omagine, Inc. and YA Global, Master SPV, Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Omagine, Inc.
(Registrant)

Dated: April 28, 2014	By:	/s/ Frank J. Drohan
Frank J. Drohan,
Chairman of the Board,
President and Chief
Executive Officer